Exhibit 99.1

Perma-Fix Joint Venture Receives Formal Award of European
Waste Treatment Contract Valued at up to EUR 50 Million

ATLANTA – December 21, 2023 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced that the European Commission (EC) has formally awarded the previously announced multi-year contract, valued at up to EUR 50 million, for the treatment of radioactive waste from the Joint Research Center (JRC) in Ispra, Italy, to the Company’s joint venture with Campoverde Srl.

Mark Duff, Chief Executive Officer, stated, “We are proud to receive formal award of this contract to support the European Commission’s radioactive waste cleanup mission at JRC in Italy. In addition to the revenue potential of this contract, it opens the door to an expansion of our offering across Europe. Given our long and successful track record in the U.S., we look forward to replicating our capabilities in Europe.”

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the U.S Department of Energy (DOE), the U.S Department of Defense (DOD), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: the revenue potential of this contract; opening the door to an expansion of our offering in Europe; and replicating our capabilities in Europe. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, the contract is not terminated by the European Commission; the parties complying with the terms of the contract; future economic conditions; industry conditions; competitive pressures; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2022 Form 10-K and Form 10-Qs for quarters ended March 31, 2023, June 30, 2023 and September 30, 2023. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316